EXHBIT INDEX

(h)(9) Master Fee Waiver Agreement, dated Oct. 1, 2005, between Ameriprise Financial, Inc., RiverSource Investments, LLC, Ameriprise Financial Services, Inc., RiverSource Service Corporation and RiverSource Funds.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.